EXHIBIT 5.2

[LETTERHEAD OF LATHAM & WATKINS LLP]

December 15, 2003

Health Care Property Investors, Inc.

4675 MacArthur Court, Suite 900

Newport Beach, California 92660

Re:	Shelf Registration of $1,500,000,000 Aggregate Initial Offering Price of Securities

Ladies and Gentlemen:

In connection with the registration statement on Form S-3 of Health Care Property Investors, Inc., a Maryland corporation (the “Company”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 15, 2003 (the “Registration Statement”), you have requested our opinion set forth below.

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes the prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). The Prospectus as supplemented by various Prospectus Supplements may provide for the sale by the Company of up to $1,500,000,000 aggregate initial offering price of debt securities in one or more series (the “Debt Securities”). The Debt Securities may be issued pursuant to an indenture dated as of September 1, 1993 between the Company and The Bank of New York, as trustee (the “Trustee”), as such indenture may be supplemented from time to time (the “Indenture”).

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Debt Securities. For the purposes of this opinion, we have assumed that such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this letter.

        Health Care Property Investors, Inc.

        December 15, 2003

LATHAM & WATKINS LLP

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. We understand that various matters concerning the laws of the State of Maryland are addressed in an opinion of Ballard Spahr Andrews & Ingersoll, LLP separately provided to you, and we express no opinion with respect to those matters. In rendering the opinion set forth below, we have, with your permission, assumed that the Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and that the Indenture has been duly authorized, executed and delivered by the Company.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when (i) the Debt Securities have been duly established in accordance with the Indenture (including, without limitation, the adoption by the Board of Directors of the Company, or a duly formed committee thereof, of a resolution duly authorizing the issuance and delivery of the Debt Securities and, if applicable, the reservation, issuance and delivery of any securities into which the Debt Securities may be exchanged or converted), duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), and (ii) the Registration Statement and any required post-effective amendments thereto and any and all Prospectus Supplement(s) required by applicable laws have all become effective under the Securities Act, and assuming (x) that the terms of the Debt Securities as executed and delivered are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), (y) that the Debt Securities as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and (z) that the Debt Securities as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company, the Debt Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above relating to the enforceability of the Debt Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public

        Health Care Property Investors, Inc.

        December 15, 2003

LATHAM & WATKINS LLP

policy; (iv) certain rights, remedies and waivers contained in the Indenture may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Indenture invalid or unenforceable as a whole; (v) we express no opinion as to the validity or enforceability of any provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies and call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorney’s fees; (vi) we express no opinion with respect to whether acceleration of the Debt Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (vii) we express no opinion as to the enforceability of any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture and the Debt Securities (collectively the “Operative Documents”) other than the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; (c) has duly authorized, executed and delivered each such Operative Document; and (d) has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California; (ii) with respect to each of the parties to the Operative Documents other than the Company, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents other than the Company.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours,

/s/ LATHAM & WATKINS LLP